Exhibit 99.1
STEVEN R. ROGEL/ PATTY BEDIENT
UBS Conference
September 19, 2006
[Rogel presentation.]
Thank you, Rich.
It’s a pleasure to be here and to have the opportunity to discuss Weyerhaeuser’s commitment to creating shareholder value and the steps we’ve taken over the past year to deliver on that commitment.
But before I can discuss those accomplishments, I have to ask you to review the forward-looking disclosure associated with this presentation. I won’t ask you to read this eye chart on the screen, but I do encourage you to review it in your printed version because this presentation contains forward-looking statements.
I’ll start our presentation today with a review of our key accomplishments this year. Then, I’ll turn the program over to Patty Bedient, our senior vice president of finance and strategic planning, to provide more insight to our portfolio and what you can expect from Weyerhaeuser going forward. Patty also will provide an outlook on the economic conditions affecting our businesses and then update our third quarter guidance. I’ll conclude with a discussion of how the new Domtar creates value for our Weyerhaeuser shareholders.
You may remember the commitments we made to our shareholders last year, but let me quickly review them.
First, we said we’d execute new strategies in wood products, packaging and cellulose fiber to fully realize their financial potential. We currently have a leadership position in each of these businesses that we believe we can further leverage and improve operating performance. However, we cannot take an “operate as usual” approach if these businesses are to realize their potential in changing markets. So, to improve performance we’ve made some bold changes to each of them.
This work resulted in a completely new business model for our Containerboard, Packaging and Recycling business. I am pleased to say that this new business model is beginning to produce results.
We also introduced our iLevel strategy that represents an entirely new way of serving the residential wood products market. This new approach not only changed how we’re organized to serve this market, it also resulted in one of the most significant culture changes that I have witnessed in my career.
To help us execute our business strategy, we needed to narrow the portfolio of businesses that we operate. One step in this process involved the divestiture of our Composite Panels business. These were very successful and well-run operations, but they lacked the scale and scope we felt necessary for long-term success in our portfolio. Selling these assets is a win-win situation. For us, we get a more focused portfolio. For the facilities involved, they now have the opportunity to play a significant role in companies that are committed to growing their composites business.
Of course, the recent Domtar transaction advances our strategy in a number of ways. As Patty will discuss, the transfer of our papergrade pulp facilities to Domtar allows us to increase our focus on the high-value absorbent fiber products remaining in this business segment. For many years, we have said that our strategy placed greater emphasis on this market because of its growth potential and pricing stability. In addition, our research and development expertise gives us a significant advantage in meeting the unique needs of our consumer products customers.
The strategy for our timberlands business is unchanged. This business continues to generate strong operating returns and will do so for the foreseeable future. However, timberlands held in a “C” Corporation are taxed at higher rates than other forms of ownership. That’s why we’ve joined others in our industry to support legislation to provide more uniform tax treatment. This legislation enjoys bi-partisan support with 146 sponsors in the House and 32 in the Senate.
As part of our strategy, we are committed to investing in growth in real estate and timberlands. Our real estate business acquired Maracay Homes giving us a strong position in the Phoenix and Tucson markets, which have significant long-term growth potential. Although we are seeing a slowdown in the housing market, Patty will point out why we see ongoing opportunity in the regions where we operate. We continue to look for similar opportunities in other high growth target markets.
During the year, we also grew our Timberlands business by adding to our position in South America. We are extremely pleased with the potential of our partnership ventures in Uruguay and the strong position it gives us in an area known for its fast growth rates. Our Uruguay investment involves plantation forests growing loblolly pine and eucalyptus for use as high-value saw and plywood log timber.

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To maximize the value of our investment in the Uruguay plantations, we are developing manufacturing capabilities as these plantations mature. Just this year, we began implementing that strategy by constructing our first joint venture plywood mill in Uruguay. I should point out that this mill opened on time, under budget, and with a very safe construction and operating record — a tribute to our engineers and the team in Uruguay. In the future, we will expand our manufacturing capabilities to include facilities to produce solid lumber and other products for use by customers worldwide.
To fulfill our commitment to return value to shareholders, we took three major steps. First, we increased our quarterly dividend by 20 percent to 60 cents per share. This was the second dividend increase undertaken in a little over a year and demonstrates the faith our board has in our ability to deliver strong cash flow.
Our second step in this area was to execute our program to repurchase 18 million shares of outstanding stock, which our Board authorized last October. Now that we have announced the Domtar transaction, we can continue with our repurchase program.
The third piece of our commitment to return value to shareholders is the transforming transaction we announced with Domtar last month. The combination of our fine paper assets with Domtar instantly creates the new leader in fine paper. It allows Weyerhaeuser shareholders the opportunity to participate in the upside potential of this powerful combination. This transaction also allows Weyerhaeuser to focus more closely on our remaining businesses.
I will talk more about this new market leader later, but I would now like to turn the program over to Patty Bedient, who will discuss our post-transaction portfolio, its opportunities and its outlook.
Patty.
[Bedient presentation.]
Thanks Steve and good afternoon.
Let me start with a high level review of what our first half performance would have looked like without the assets that Weyerhaeuser will be including in the Domtar transaction.
You can see that these assets produced roughly $1.5 billion in revenue, $124 million in EBITDA and had capital expenditures of about $42 million.
Using the YTD June 2006 revenue, this chart updates our portfolio excluding the fine paper business and the related commodity paper grade pulp.
Because this presentation includes only our external revenue the importance of our timberland segment at 6% is understated. We transfer a portion of our timber to our converting operations at market prices and those transfers get eliminated for third party reporting.
In addition, during the second half of this year, we will complete the divestiture of our composite panels business, which is included here in the wood products segment.
These businesses are focused on executing our chosen strategies. We believe that this portfolio enables Weyerhaeuser Company to grow and add value for our shareholders over the long term.
During the remainder of my remarks I want to briefly review the strategic direction for each of these businesses, touch on our economic outlook for the remainder of 2006 and update our guidance for 3rd quarter earnings.
Timberlands
Let me start with timberlands. We continue to optimize our portfolio by extracting more value from the acre. Our advanced silvicultural methods have generated superior returns and stable cash flows. As Steve has already mentioned, growth in our timberlands business has also taken on increased focus in South America where we have begun to purchase timber in our wholly owned subsidiary, which is in addition to our existing joint venture investments.
The timberlands business has not experienced such a significant downturn as the wood products business. In the third quarter, domestic log prices in the West and South are softening, although not to the extent of the decline in wood product prices as I’ll discuss in a minute.
Third quarter volumes will be down seasonally compared to the second quarter in the West and also as sawmill curtailments begin to impact wood flows. In the South, prices will be down somewhat but this will be offset by increased fee harvest levels compared to the second quarter. As a result we expect earnings in the South to be similar to second quarter levels.

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Export shipments and sales realizations are stable and are expected to be comparable with the second quarter.
As we discussed on our earnings call, land sales will be lower in the third quarter compared to the second. And overall, we expect timberland earnings in the third quarter to be lower than the second.
WRECO
While the overall general economy has continued to grow throughout 2006, there is no question that past interest rate hikes by the Federal Reserve have cooled the housing market nationwide. We have been anticipating this for more than a year.
About a year ago, new home sales nationally began to show signs of slowing from record levels. With slower new sales and an increase in cancellations, the inventory of new homes on the market nationwide has risen significantly. With slower expected sales as the markets go through a period of adjustment, it will take time to work off this backlog.
Although national statistics are important, our real estate business operates regionally, and our own markets are at different stages of their individual market cycles.
We continue to see positive year-over-year improvements in the Pacific North West and in Houston, but the once hot markets of Southern California, Las Vegas, Phoenix and Washington, DC have cooled — an adjustment in part that reflects the impact of investor activity.
We remain bullish on the residential housing market over the long term, and we are optimistic that we will continue to be one of the stronger performers during this downturn. Our long-range optimism is based on the attractive demographic trends and job growth we have discussed at prior conferences especially in the markets where we operate.
In addition, our Real Estate business has one of the most seasoned management teams. Our senior leaders have a wealth of experience and this team has seen downturns before and knows how to manage through them. We will continue to look for ways to opportunistically grow our real estate segment in our target markets.
While our real estate business will produce another strong year in 2006, it will not match the record performance of 2005, as margins decline from their cyclic highs.
Our outlook for 3rd quarter is that earnings should be comparable to the 2nd quarter. This is consistent with the guidance provided on our last earnings call. Our backlog currently stands at 4.5 months.
Wood Products
The wood products market has reflected the decline in single family housing starts. We expect single family starts will drop to an annual rate of 1.4 million by year end, down from a peak of 1.8.
In our residential wood products segment we have seen significant declines in end product prices for most of our product lines. Lumber and OSB have been the most severely impacted.
Average lumber sales realizations for the 3rd quarter are expected to decline approximately 8% compared to the second quarter and volumes are expected to decrease by almost as much.
OSB average sales realizations for the third quarter are expected to be down approximately 19% compared to the second quarter. Shipment volumes are also expected to be down compared to the second quarter as a result of the press replacement at our Sutton, West Virginia plant and maintenance downtime.
Engineered lumber prices are expected to be fairly flat compared to the second quarter although under significant price pressure. Timberstrand and parallam production costs are anticipated to increase in the third quarter as compared to the second quarter as result of extended maintenance shutdowns as well as some market related downtime.
Excluding the gain on the sale of our composite panels business, these factors will result in losses for our residential wood products business in the third quarter of this year. However, capacity curtailments are occurring across the industry as the market adjusts.
We are focused on executing our iLevel strategy, which is already beginning to bear fruit. We have combined our 5 separate businesses into one organization, marking one of the most significant internal restructurings completed at Weyerhaeuser. This organization is focused on delivering integrated solutions that optimize the structural frame for new construction. These solutions include panelized floor, wall and roof systems.
Solutions that enable builders to operate more efficiently by reducing job site waste and shorten cycle times are being met with favorable response from homebuilders who are experiencing compressed margins. Also, our solutions-based software enables us to design differentiated framing solutions that use our extensive family of wood products including our value added engineered products.
This segment also includes our industrial wood products business. As Steve mentioned earlier, we envision increasing our supply of high value appearance grades coming from South America. Given the success of our recent plywood mill start up and the positive results of our marketing efforts, we plan to grow manufacturing in this geography.

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CBPR
Like the rest of our portfolio, our containerboard packaging business has been implementing changes that will improve their returns.
This year we have taken decisive action to balance supply with demand by closing high-cost, non-strategic facilities. This included the 350,000 ton liner machine at Plymouth, North Carolina and removing 3.6 billion square feet of box plant production capacity. These steps have improved our box plant utilization rate to 76% with a target of 90%.
We have transformed our business model, including an organizational realignment, which is now in place.
We have reorganized our sales and marketing functions. We have created 6 market segments that are managed as profit centers, each with established return targets. In addition, we are continuing to move away from published index pricing as our contracts come up for renewal.
The sole focus of our integrated supply chain organization is to meet our customer requirements at the lowest delivered cost. Our containerboard manufacturing mills have been integrated with our packaging converting operations. In contrast to our individual box plant centric model of the past, our system is now operating with regional supply teams — optimizing zones of three to five plants.
Although we are still early in the implementation, our actions are yielding results. Box plant costs, exclusive of fiber, are down 5% in 2006 for the first six months, versus 2005 with a year-end target of 10%.
Last year, we said that the fundamental demand indicators for corrugated packaging should be positive through 2006. This has certainly been the case, as nondurable goods production and box shipments are expected to grow at least 2% this year. Since nondurable goods account for about 80% of box shipments, consumer spending in this area is a primary driver for the packaging business.
As we discussed on the second quarter conference call, we have continued to implement the previously announced price increases during the 3rd quarter. This has resulted in improved prices for both domestic containerboard sales as well as packaging prices.
Volumes for the third quarter will be down compared to the second quarter based on normal seasonal slowing as well as the negative impact on our produce business as a result of hotter than normal temperatures on the West Coast.
In addition, higher fiber costs including OCC and chips due to sawmill curtailments, will adversely affect earnings in the third quarter compared to the second.
As a result of these factors we now anticipate earning in the quarter to be roughly comparable to second quarter levels in this segment.
Cellulose Fiber
I’ll wrap up my review of the portfolio with Cellulose Fiber. We are on track to complete the closure of our Cosmopolis, Washington specialty pulp mill later this month as we have previously announced. Once we have completed the transaction with Domtar, which is anticipated to be sometime in the first quarter of 2007, we will have narrowed our focus in this segment to value added products.
Our Cellulose Fiber business will consist of 5 mills with 1.7 million metric tons of capacity. Four of the mills produce southern softwood cellulose fiber for absorbent products. Demand in this market is growing and historically these products have higher and more stable pricing than commodity paper-grade pulp.
Our fifth mill, located in Grand Prairie, Alberta, manufactures product for the premium towel and tissue markets. This pulp is highly valued for the strength of its northern softwood fiber.
The outlook for this business remains strong through 2006. Third quarter results will be significantly improved compared to the second consistent with the guidance on our second quarter earnings call.
Financial Priorities
Steve will talk more about our transaction with Domtar in a minute, but before I turn the podium back to him, I want to touch on our financial priorities.
We are committed to maintaining our target capital structure of debt to total capital of 35 to 40% where deferred taxes are included as a form of permanent capital.
We will use the cash proceeds from the Domtar transaction which will be received at closing to reduce debt.
With the announcement of the Domtar transaction we can now be in the market to complete our previously authorized 18 million share repurchase program.
We also intend to fund selective growth opportunities. And, we will continue our disciplined capital spending.
Now I’ll turn the program back to Steve...

[Rogel Presentation]	UBS Conference
Thank you, Patty.
Patty has just given you a close look at the post-transaction Weyerhaeuser. As she discussed, this portfolio includes businesses that have the scale and growth opportunities for us to further enhance shareholder value. In addition, the fine paper transaction gives us a greater ability to focus on key strategic priorities such as the transformation of our containerboard business. It also provides us with over $1.3 billion in cash for debt repayment.
But it also achieves something else very significant for Weyerhaeuser shareholders. By structuring this as a tax-free transaction for Weyerhaeuser and its shareholders, we have created an efficient opportunity for them to benefit from this combination and to participate in the significant upside of the transaction.
We are excited about the prospects for the new Domtar. By combining both of our fine paper systems, we have created a company with all of the characteristics that we believe are necessary to effectively compete in the marketplace and create value for shareholders. The new Domtar will have the scale and focus necessary for success — beyond what either Weyerhaeuser’s Fine Paper business or Domtar could achieve on its own. In fact, it should come as no surprise that these are precisely some of the characteristics we have worked hard to achieve in our own portfolio.
The new Domtar can offer its customers a wider range of products and increased service alternatives. For shareholders, this leadership position presents significant opportunities. Raymond Royer and his experienced team drawn from both companies, have identified annual transaction synergies estimated at $200 million.
I am confident that the new Domtar will be able to leverage its immediate leadership position. The new Domtar boasts some of the most modern and efficient machines in the business, but as important, it has the leadership and workforce capable of taking it to the next level. These people are among the best in the business. They understand their markets and they know how to maximize returns.
In conclusion, we at Weyerhaeuser are focusing our attention on our remaining strategic priorities to enhance shareholder value.
•	We are executing our business strategy to improve performance by our commitment to a portfolio of businesses that have scale and growth;
•	We are clearly defining our strategic priorities including investing in selective growth opportunities; and
•	We are focused on execution and delivery in order to ensure returning value to shareholders.
Thank you and we’ll now open the floor to questions.